                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 8 )*





                         Thermo Fisher Scientific Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                    Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   883556102
                      ----------------------------------
                                (CUSIP Number)


                               November 30, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 5 PAGES

CUSIP NO.883556102                  13G                    PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Dodge & Cox                 94-1441976
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                        (b) [ ]

     N/A
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California - U.S.A.
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  17,846,639
              -----------------------------------------------------------------
  NUMBER OF    6  SHARED VOTING POWER
    SHARES
 BENEFICIALLY     195,700
   OWNED BY   -----------------------------------------------------------------
     EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
    PERSON        19,322,839
     WITH     -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,322,839
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------

                               PAGE 2 OF 5 PAGES

Item 1(a)   Name of Issuer:
            ---------------
            Thermo Fisher Scientific Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            81 Wyman Street
            P.O. Box 9046
            Waltham MA 02454-9046

Item 2(a)   Name of Person Filing:
            ----------------------
            Dodge & Cox

Item 2(b)   Address of the Principal Office or, if none, Residence:
            -------------------------------------------------------
            555 California Street, 40th Floor
            San Francisco, CA 94104

Item 2(c)   Citizenship:
            ------------
            California - U.S.A.

Item 2(d)   Title of Class of Securities:
            -----------------------------
            Common

Item 2(e)   CUSIP Number:
            -------------
            883556102

Item 3      If the Statement is being filed pursuant to Rule 13d-1(b),
            ----------------------------------------------------------
            or 13d-2(b), check whether the person filing is a:
            --------------------------------------------------
            (e) [X] Investment Advisor registered under section 203 of the
                    Investment Advisors Act of 1940

Item 4      Ownership:
            ----------
            (a)  Amount Beneficially Owned:
                 ------------------------------
                 19,322,839

            (b)  Percent of Class:
                 ---------------------
                 4.7%

                               PAGE 3 OF 5 PAGES

            (c)  Number of shares as to which such person has:
                 ---------------------------------------------
            (i)  sole power to vote or direct the vote:
                 17,846,639

           (ii)  shared power to vote or direct the vote:
                 195,700

          (iii)  sole power to dispose or to direct the disposition of:
                 19,322,839

           (iv)  shared power to dispose or to direct the disposition of:
                 0

Item 5    Ownership of Five Percent or Less of a Class:
          ---------------------------------------------
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
          ----------------------------------------------------------------
          Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7    Identification and Classification of the Subsidiary Which Acquired
          ------------------------------------------------------------------
          the Security Being Reported on By the Parent Holding Company:
          -------------------------------------------------------------
          Not applicable.

Item 8    Identification and Classification of Members of the Group:
          ---------------------------------------------------------
          Not applicable.

Item 9    Notice of Dissolution of a Group:
          --------------------------------
          Not applicable.

Item 10   Certification:
          -------------
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               PAGE 4 OF 5 PAGES

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

                                           DODGE & COX

                                           By:    /s/ THOMAS M. MISTELE
                                                  -----------------------------
                                           Name:  Thomas M. Mistele
                                           Title: General Counsel & COO

                               PAGE 5 OF 5 PAGES